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                                                                     EXHIBIT 5.1


                                 March 10, 2000

Laserscope
3052 Orchard Drive
San Jose, CA  95134

        Re:    Laserscope
               Registration Statement on Form S-3

Ladies and Gentlemen:

               At your request, we are rendering this opinion in connection with a proposed sale by certain shareholders, certain warrantholders and certain debentureholders (collectively, the "Holders") of Laserscope, a California corporation (the "Company") of up to 5,358,875 shares (the "Shares") of common stock, no par value of the Company (the "Common Stock") pursuant to a Registration Statement on Form S-3 to be filed on March 13, 2000. The Shares were issued, or are issuable, pursuant to: (i) Common Stock Purchase Agreements made as of December 22, 1999 between the Company and the Subscribers identified therein; (ii) a Common Stock Placement Agreement dated as of December 29, 1999 between the Company and Taglich Brothers, D'Amadeo, Wagner & Company, Incorporated (including warrants issued pursuant thereto); (iii) Common Stock Purchase Agreements made as of January 14, 2000 between the Company and the Subscribers identified therein; (iv) debentures issued pursuant to a Convertible Loan Agreement dated February 11, 2000 among the Company, Renaissance Capital Growth & Income Fund III, Inc., Renaissance US Growth & Income Trust PLC and Renaissance Capital Group, Inc.; and (v) Warrants dated as of February 11, 2000 issued to certain Holders identified therein.

               We have examined instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and
(c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

               Based on such examination, we are of the opinion that, assuming delivery of the purchase price pursuant to the Common Stock Purchase Agreements and the Common Stock Placement Agreement, the exercise of the warrants, the payment of the exercise price thereunder and the conversion of the debentures, the Shares to be issued and covered by the Registration Statement will be legally issued, fully paid, and nonassessable.

               We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in said Registration Statement, including the Prospectus constituting a part thereof, as originally filed or as subsequently amended or supplemented. In giving such consent, we do not consider that we are "experts" within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.


                                       Very truly yours,
                                       /s/ Orrick, Herrington & Sutcliffe LLP
                                       ORRICK, HERRINGTON & SUTCLIFFE LLP